Exhibit 99.1

InfoSpace Announces Record Fourth Quarter Net Income

BELLEVUE, Wash. (January 27, 2004) – InfoSpace, Inc. (NASDAQ: INSP) today announced financial results for the fourth quarter and full year ended December 31, 2003.

Revenues for the fourth quarter of 2003 were $46.9 million, reflecting a $10.7 million (or 30%) increase over the fourth quarter of 2002. In accordance with Generally Accepted Accounting Principles (GAAP), net income for the fourth quarter of 2003 was $9.9 million, or $0.31 per basic and $0.29 per diluted share, versus a net loss of $64.4 million, or $2.09 per basic and diluted share in the fourth quarter of 2002.

Revenues for the full year 2003 were $160.1 million, reflecting a $23.9 million (or 18%) increase over the full year 2002. In accordance with GAAP, net loss for 2003 was $6.3 million, or $0.20 per basic and diluted share, versus a net loss of $345.3 million, or $11.26 per basic and diluted share in 2002.

Cash, cash equivalents, and marketable investments at December 31, 2003 totaled $300.5 million, reflecting an increase of $24.3 million from December 31, 2002. The Company had no debt obligations at the end of the year.

“Our strong fourth quarter and full year 2003 results reflect the dedication of our employees during this transition year,” said Jim Voelker, chairman and chief executive officer of InfoSpace, Inc. “During 2003, we narrowed our strategic focus, restructured our operations, improved our service offerings and achieved quarterly profitability for the first time since 1999. We will build on this foundation throughout 2004.”

Fourth Quarter Highlights and Recent Developments

•	Dogpile received high honors in PC World’s “Web Stars: Best of the Web” feature published in the February 2004 issue of the magazine. The Dogpile Toolbar took top honors in the Browser Toolbar Plug-Ins category to win the “PC World Best Bet Award” in that category. Additionally, Dogpile was the first runner-up in the Search Engines category, behind Google.

•	The Company completed the acquisition of North American mobile media leader Moviso LLC from Vivendi Universal Net USA Group, Inc. for $25 million in cash. Together, InfoSpace and Moviso create one of the largest players in the North American wireless data industry, with extensive content offerings, strong carrier relationships and broad subscriber reach.

•	As part of its sharpened strategic focus, the Company is exploring strategic alternatives for its Payment Solutions business. InfoSpace has engaged Thomas Weisel Partners to assist in this process. The Company’s Payment Solutions business was recently validated as compliant with the Visa Cardholder Information Security Program (CISP).

Segment Information

Segment income for each reportable operating segment does not include allocations for general, administrative and other overhead costs, depreciation and amortization expense, restructuring and other charges and non-operating gains or losses.

Search and Directory

Search and Directory revenues were $28.3 million in the fourth quarter of 2003, an increase of $9.2 million (or 48%) from the fourth quarter of 2002. The revenue increase is primarily due to growth in the number of paid searches coming from our distribution partners and greater revenue per search. Total paid searches in North America during the quarter, including both Search and Directory, were approximately 155 million, generating average revenue per paid search of approximately $0.15. Search and Directory segment income was $12.5 million or 44% of revenues for the fourth quarter of 2003.

For the full year 2003, Search and Directory revenues were $93.9 million, an increase of $25.4 million (or 37%) from full year 2002. Segment income for 2003 was $48.7 million, an increase of 33% from the $36.7 million in Search and Directory segment income reported for 2002.

Mobile

Mobile revenues were $9.3 million in the fourth quarter of 2003, an increase of $2.6 million (or 40%) from the fourth quarter of 2002. The increase in revenue is primarily a result of revenues attributable to Moviso’s operations. Moviso’s financial results are consolidated beginning November 27, 2003. Mobile segment income totaled $3.3 million or 36% of revenues for the fourth quarter of 2003.

For the full year 2003, Mobile revenues were $27.9 million, a decrease of $1.3 million (or 4%) from the full year 2002. Segment income for 2003 was $6.8 million versus a loss of $2.2 million in 2002.

Payment Solutions

Payment Solutions revenues were $7.8 million in the fourth quarter of 2003, an increase of $1.9 million (or 33%) from the fourth quarter of 2002. The revenue increase is primarily due to growth in the number of credit card merchants using the Authorize.Net® service and an increase in the number of transactions, in part from the holiday shopping season. At the end of the fourth quarter, approximately 91,000 active gateway merchants were using the Authorize.Net service, generating an average of approximately $24.30 in monthly revenue per active merchant. Payment Solutions segment income totaled $2.8 million or 35% of revenues for the fourth quarter of 2003.

For the full year 2003, Payment Solutions revenues were $27.8 million, an increase of $6.7 million (or 31%) from full year 2002. Segment income for 2003 was $6.9 million, an increase of 293% from the $1.8 million in Payment Solutions segment income reported for 2002.

Other Items

In the fourth quarter of 2003, the Company recorded a net gain of $3.8 million which included a gain from the sale of certain non-core services and a gain from a research & development tax credit. During the quarter, the Company also recorded $1.2 million of restructuring charges relating to excess facilities and employee separation costs from a workforce reduction.

Outlook

The Company’s guidance excludes the potential impact of any one-time gains or losses, and includes operating results from Payment Solutions. However, in the fourth quarter of 2003 the Company began exploring strategic alternatives for its Payment Solutions group. This process is ongoing and the timing and outcome are uncertain.

First Quarter 2004 Outlook

For the first quarter of 2004, the Company expects revenue to be between $44.0 million and $47.0 million and net income to be between $3.0 million and $5.0 million.

Full Year 2004 Outlook

For the full year 2004, the Company expects revenue to be between $195.0 million and $205.0 million, comprised of $120.0 million to $125.0 million in Search and Directory revenue, $43.0 million to $46.0 million in Mobile revenue, and $32.0 million to $34.0 million in Payment Solutions revenue. The Company expects net income to be between $21.0 million and $26.0 million for full year 2004.

A conference call will be Webcast live today at 2 p.m. Pacific Time/5 p.m. Eastern and can be accessed in the Investor Relations section of the InfoSpace corporate Web site at www.infospaceinc.com. A replay of the call will be available approximately one hour after the call until Thursday, February 5th, 2004 at 10 p.m. Pacific Time.

All information in this release is as of January 27, 2004. InfoSpace undertakes no duty to update any forward-looking statements to actual results or changes in the Company’s expectations.

About InfoSpace, Inc.

InfoSpace, Inc. (NASDAQ:INSP) is a diversified technology and services company that develops Internet and wireless solutions for a wide range of customers. InfoSpace Search & Directory provides Web search and online directory products that help users find the information they need while creating opportunities for merchants. InfoSpace Mobile develops infrastructure, tools and applications that enable carriers and content providers to efficiently develop and deliver mobile data services across multiple devices. InfoSpace Payment Solutions enables merchants to authorize, settle and manage electronic transactions via its IP-based payment gateway, Authorize.Net. More information can be found at http://www.infospaceinc.com.

# # #

CONTACT:

Nancy Bacchieri

Vice President – Communications, InfoSpace, Inc.

(425) 201-8722

nancy.bacchieri@infospace.com

This release contains forward-looking statements relating to the development of InfoSpace, Inc.’s products and services and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements include without limitation statements regarding the expected results of the Company’s strategic plan and efforts to achieve long-term sustainable growth, the Company’s plan to explore strategic alternatives for Payment Solutions and projected consolidated revenue and net income for the Company for the first quarter and full year 2004 and projected revenue for the Company’s Search and Directory, Mobile and Payments Solutions units for 2004. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace’s actual results include the progress and costs of the development of our products and services, the timing and extent of market acceptance of those products and services, our dependence on companies to distribute our products and services, the ability to successfully integrate acquired businesses and the successful execution of the Company’s strategic initiatives. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s most recent Quarterly Report on Form 10-Q, in the section entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

InfoSpace, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$46,854	$36,161	$160,054	$136,142

Operating expenses:

Cost of revenues	7,337	8,736	29,256	36,781
Product development	5,616	7,880	23,674	35,195
Sales, general and administrative	24,837	20,251	86,284	89,602
Impairment of intangible assets (A)	—	4,807	1,151	20,281
Impairment of goodwill (B)	—	56,104	—	56,104
Amortization of other intangible assets	1,952	2,091	6,819	16,875
Other, net (C)	(3,812)	3,346	3,029	4,167
Restructuring charges (D)	1,220	758	11,722	1,814

Total operating expenses	37,150	103,973	161,935	260,819

Income (loss) from operations	9,704	(67,812)	(1,881)	(124,677)

Gain (loss) on equity investments (E)	(57)	1,848	(11,997)	(20,940)
Other income, net (F)	771	1,651	8,435	7,416

Income (loss) before income tax expense and cumulative effect of change in accounting principle	10,418	(64,313)	(5,443)	(138,201)

Income tax expense	(530)	(97)	(876)	(430)

Loss before cumulative effect of change in accounting principle	9,888	(64,410)	(6,319)	(138,631)

Cumulative effect of change in accounting principle (B)	—	—	—	(206,619)

Net income (loss)	$9,888	$(64,410)	$(6,319)	$(345,250)

Basic net income (loss) per share (G)	$0.31	$(2.09)	$(0.20)	$(11.26)
Diluted net income (loss) per share (G)	$0.29	$(2.09)	$(0.20)	$(11.26)

Shares used in computing basic net income (loss) per share (G)	31,456	30,781	31,232	30,656
Shares used in computing diluted net income (loss) per share (G)	34,692	30,781	31,232	30,656

(A)	During the years ended December 31, 2003 and 2002, the Company recorded impairment charges primarily related to obsolescence of core technology previously acquired in certain business acquisitions.

(B)	During the year ended December 31, 2002, the Company recorded goodwill impairment charges, initially related to the cumulative effect upon the adoption of a new accounting principle and subsequently in the fourth quarter of 2002 as part of its annual evaluation of the carrying value of its goodwill.

(C)	During the fourth quarter of 2003, the Company recorded a net gain in Other, net, primarily comprised of a gain related to the sale of its remaining non-core services and an R&D tax credit. For the year ended December 31, 2003, in addition to the above items, Other, net, is primarily comprised of gains related to the sale of its non-core services and R&D tax credits, which is offset by settlements related to its Mobile and Payment Solutions businesses and a charge, which included interest and penalties, related to a settlement agreement with the Internal Revenue Services regarding certain aspects of the audit of its payroll tax returns for the year 2000. During the year ended December 31, 2002, the Company recorded charges for a litigation settlement and a full allowance related to a note receivable with a former executive of the Company.

(D)	During the years ended December 31, 2003 and 2002, the Company recorded restructuring charges, which included employee separation costs and excess facilities charges. Additionally, the restructuring charges during the year ended December 31, 2002 included costs related to the closure of certain foreign operations.

(E)	During the years ended December 31, 2003 and 2002, the net loss from equity investments includes gains and losses from the sale of a portion of the Company’s equity investments and impairment charges related to certain equity investments in public and privately-held companies.

(F)	Other income primarily consists of interest income for the periods presented, except for the year ended December 31, 2003, in which the Company recognized a $4.1 million gain from a litigation settlement.

(G)	All shares presented reflect the one-for-ten reverse stock split of all outstanding shares of common stock, which was effective September 13, 2002. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and potentially dilutive shares outstanding during the period. Potentially dilutive shares are excluded from the computation of earnings per share if their effect is antidilutive.

InfoSpace, Inc.

Consolidated Balance Sheets

(Amounts in thousands)

	December 31, 2003	December 31, 2002
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$229,045	$136,672
Short-term investments, available-for-sale	71,465	138,895
Accounts receivable, net	26,543	21,027
Notes and other receivables, net	4,524	6,442
Payroll tax receivable	13,214	13,214
Prepaid expenses and other current assets	3,564	2,921

Total current assets	348,355	319,171

Long-term investments, available-for-sale	—	651
Property and equipment, net	15,416	26,252
Other investments	1,396	25,836
Goodwill	106,236	97,844
Other intangible assets, net	20,144	10,983
Other long-term assets	768	659

Total assets	$492,315	$481,396

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,588	$4,688
Funds due to merchants	5,011	2,516
Accrued expenses and other current liabilities	30,897	15,570
Deferred revenue	5,212	9,169

Total current liabilities	45,708	31,943

Long-term liabilities:
Long-term deferred revenue	75	1,317

Total liabilities	45,783	33,260

Stockholders’ equity:
Preferred stock	—	—
Common stock	3	3
Additional paid-in capital	1,707,617	1,704,123
Accumulated deficit	(1,262,294)	(1,255,975)
Deferred expense - warrants	—	(39)
Unearned compensation - restricted stock	—	(543)
Accumulated other comprehensive income	1,206	567

Total stockholders’ equity	446,532	448,136

Total liabilities and stockholders’ equity	$492,315	$481,396

Summary of cash and marketable investments:
Cash and cash equivalents	$229,045	$136,672
Short-term investments, available-for-sale	71,465	138,895
Long-term investments, available-for-sale	—	651

Total cash and marketable investments	$300,510	$276,218

InfoSpace, Inc.

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Year ended December 31,
	2003	2002
	(unaudited)	(unaudited)
Operating Activities:
Net loss	$(6,319)	$(345,250)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	18,965	35,939
Impairment of goodwill and other intangible assets	1,151	76,385
Warrant and stock-related revenue	(135)	(2,442)
Warrant and stock-based compensation expense	360	6,722
Tax benefit from exercise of stock options	100	—
Bad debt recoveries	(1,174)	(833)
Loss on equity investments	11,997	20,940
Other	418	4,306
Gain on sale of non-core services	(6,432)	—
Asset impairment restructuring charge	2,059	1,327
Cumulative effect of change in accounting principle	—	206,619

Cash provided (used) by changes in operating assets and liabilities:
Accounts receivable	477	(3,756)
Notes and other receivables	2,125	2,280
Prepaid expenses and other current assets	(482)	4,652
Other long-term assets	(109)	744
Accounts payable	(422)	(4,451)
Funds due to merchants	2,495	2,516
Accrued expenses and other current liabilities	13,558	(10,236)
Deferred revenue	(3,116)	(6,258)

Net cash provided (used) by operating activities	35,516	(10,796)

Investing Activities:
Business acquisitions	(29,075)	(2,430)
Purchase of intangible assets	(55)	(100)
Notes receivable	—	1,955
Purchases of property and equipment	(3,330)	(5,806)
Proceeds from the sale of non-core services	5,620	—
Proceeds from the sale of equity investments	12,454	—
Short-term investments, net	66,976	(58,576)
Long-term investments, net	651	92,929

Net cash provided by investing activities	53,241	27,972

Financing activities:
Proceeds from exercise of stock options	2,710	769
Proceeds from issuance of stock through employee stock purchase plan	906	166

Net cash provided by financing activities	3,616	935

Net increase in cash and cash equivalents	92,373	18,111

Cash and cash equivalents:
Beginning of period	136,672	118,561

End of period	$229,045	$136,672

InfoSpace, Inc

Segment Information

(Amounts in thousands)

	Three Months Ended December 31, 2003	Three Months Ended December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2002
Search & Directory
Revenue	$28,342	$19,175	$93,893	$68,534
Operating expense	15,880	7,860	45,217	31,875

Segment income (1)	12,462	11,315	48,676	36,659
Segment margin	44.0%	59.0%	51.8%	53.5%

Mobile
Revenue	9,280	6,652	27,929	29,207
Operating expense	5,945	6,211	21,089	31,426

Segment income (1)	3,335	441	6,840	(2,219)
Segment margin	35.9%	6.6%	24.5%	-7.6%

Payment Solutions
Revenue	7,826	5,888	27,825	21,170
Operating expense	5,066	5,277	20,889	19,404

Segment income (1)	2,760	611	6,936	1,766
Segment margin	35.3%	10.4%	24.9%	8.3%

Non-Core Services
Revenue	1,406	4,446	10,407	17,231
Operating expense	732	2,309	5,630	8,761

Income (1)	674	2,137	4,777	8,470

Total
Total segment revenue	46,854	36,161	160,054	136,142
Total segment operating expense	27,623	21,657	92,825	91,466

Total segment income (1)	19,231	14,504	67,229	44,676
Total segment margin	41.0%	40.1%	42.0%	32.8%

Corporate
Operating expense	7,888	10,774	34,243	51,047
Depreciation	2,279	4,436	12,146	19,065
Impairment of goodwill and other intangible assets	—	60,911	1,151	76,385
Amortization of other intangible assets	1,952	2,091	6,819	16,875
Other, net	(3,812)	3,346	3,029	4,167
Restructuring charges	1,220	758	11,722	1,814
Loss (gain) on investments, net	57	(1,848)	11,997	20,940
Other income, net	(771)	(1,651)	(8,435)	(7,416)
Income tax expense	530	97	876	430
Cumulative effect of change in accounting principle	—	—	—	206,619

	9,343	78,914	73,548	389,926

Total Consolidated Net Income (Loss)	$9,888	$(64,410)	$(6,319)	$(345,250)

For each of the business segments (Search & Directory, Mobile and Payment Solutions), the financial information above is presented to the Company’s chief operating decision maker.

(1)	Amounts exclude depreciation, amortization and allocation of corporate expenses.